Exhibit 10.5

THIRD AMENDMENT TO STANDARD INDUSTRIAL NET LEASE
(Sorrento Business Complex)

THIS THIRD AMENDMENT TO STANDARD INDUSTRIAL NEXT LEASE ("Third Amendment") is made and entered into as of the 21st day of October, 2015, by and between AGP SORRENTO BUSINESS COMPLEX, L.P., a Delaware limited partnership ("Landlord") and AETHLON MEDICAL, INC., a Nevada corporation ("Tenant").

R E C I T A L S:

A.           Sorrento Business Complex, a California limited partnership ("Original Landlord") and Tenant entered into that certain Standard Industrial Net Lease dated as of September 28, 2009 (the "Original Lease"), as modified by (i) that certain First Amendment to Standard Industrial Net Lease dated as of October 4, 2011 by and between Original Landlord and Tenant ("First Amendment") and (ii) that certain Second Amendment to Standard Industrial Net Lease dated as of October 10, 2014 by and between Landlord and Tenant (the "Second Amendment"), whereby Landlord leases to Tenant and Tenant leases from Landlord certain office space located in that certain building located and addressed at 11585 Sorrento Valley Road, San Diego, California 92121 (the "Building"). Landlord is the successor-in-interest under the Lease to the Original Landlord. The Original Lease, as modified by the First Amendment and the Second Amendment, may be referred to herein as the "Lease."

B.           By this Third Amendment, Landlord and Tenant desire to extend the Lease Term and otherwise modify the Lease as provided herein.

C.           Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.           Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain space within the Building commonly known as Suite 109 containing 1,667 rentable square feet (the "Premises"), as outlined on Exhibit A to the Original Lease.

2.           Extension of Lease Term. The Lease Term is hereby extended such that the Lease shall terminate on November 30, 2016 (the "Extended Expiration Date"). The period of time from November 1, 2015 through and including the Extended Expiration Date shall be referred to herein as the "New Term." Tenant shall not have any right to extend the Lease Term beyond the Extended Expiration Date.

3.           Minimum Monthly Rent. Notwithstanding anything to the contrary contained in the Lease, during the New Term, Tenant shall pay Minimum Monthly Rent for the Premises in the amount of Four Thousand One Hundred Sixty-Seven and 50/100 Dollars ($4,167.50), subject to abatement as set forth in Section 4 below.

4.           Minimum Monthly Rent Abatement. Notwithstanding anything to the contrary set forth herein, and provided that Tenant shall faithfully perform all of the terms and conditions of the Lease (as amended by this Third Amendment), Landlord hereby agrees to abate Tenant's obligation to pay Minimum Monthly Rent for the first (1st) month of the New Term (i.e., the month of November, 2015) (the "Abated Rent"). Except for Tenant's obligation to pay Minimum Monthly Rent, during such abatement period, Tenant shall continue to be responsible for the payment of all other rent amounts which Tenant is required to pay under the Lease. In the event of a default by Tenant under the terms of Article 21 of the Original Lease which results in early termination of the Lease, then as a part of the recovery set forth in Article 22 of the Original Lease, Landlord shall be entitled to the recovery of the Abated Rent which was abated under the provisions of this Section 4 and such Minimum Monthly Rent shall not be deemed to have been forgiven or abated, but shall become immediately due and payable as unpaid rent which had been earned at the time of termination.

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5.           Security Deposit. Tenant has previously deposited with Landlord Three Thousand Two Hundred Fifty and 65/100 Dollars ($3,250.65) as a Security Deposit under the Lease. Landlord shall continue to hold the Security Deposit during the New Term in accordance with the terms and conditions of Article 5 of the Original Lease.

6.           Condition of Premises. Tenant hereby agrees to accept the Premises in its "as-is" condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises.

7.           Authority. Each individual executing this Third Amendment on behalf of Tenant represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to deliver this Third Amendment and that each person signing on behalf of Tenant is authorized to do so.

8.           Brokers. Each party represents and warrants to the other that no broker, agent or finder other than Jones Lang LaSalle ("Tenant's Broker") negotiated or was instrumental in negotiating or consummating this Third Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any entity other than Tenant's Broker who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Third Amendment. The terms of this Section 8 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

9.           Disclosures and Utility Usage Information. Pursuant to Civil Code Section 1938, Landlord states that, as of the date hereof, the Premises has not undergone inspection by a Certified Access Specialist ("CASp") to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. If Tenant is billed directly by a public utility with respect to Tenant's electrical usage at the Premises, upon request, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord's option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant's electricity usage with respect to the Premises directly from the applicable utility company.

10.           Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Third Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

11.           No Further Modification. Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

LANDLORD:

AGP SORRENTO BUSINESS COMPLEX, L.P., a Delaware limited partnership

By:	Parallel Capital Partners, Inc.,
a California corporation,
its authorized agent

By: /s/ Jim Ingebretsen
Name: Jim Ingebretsen
Title: President

TENANT:

AETHLON MEDICAL, INC.,
a Nevada corporation

By: /s/ James A. Joyce
Name: James A. Joyce
Title: Chief Executive Officer

By: /s/ James B. Frakes
Name: James B. Frakes
Title: Chief Financial Officer

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